Exhibit 99.1

FOR IMMEDIATE RELEASE

Syniverse Names Alfredo de Cárdenas

as Executive Vice President of North America

TAMPA, Fla. – Mar. 13, 2008 – Syniverse Technologies (NYSE:SVR), a leading provider of technology and business solutions for the global telecommunications industry, today named Alfredo de Cárdenas as executive vice president for North America. De Cárdenas joins Syniverse effective March 31 from Nortel Networks where he has held various executive positions since 1992.

“Al brings to us a wealth of experience in North American carrier operations and a depth of knowledge we need for this key position,” said Tony Holcombe, President and CEO of Syniverse. “Although Syniverse continues to expand globally, the majority of our revenue is still derived from our North American operators. Needless to say, this is an extremely important position within our company, and both the Board of Directors and I are excited to have someone with Al’s expertise join Syniverse.”

De Cárdenas brings to Syniverse more than 20 years of experience in the global telecommunications industry. Prior to his most recent position as general manager of converged multimedia networks where he had full P&L responsibility for this division with close to $1 billion in annual sales, he held a number of other key leadership roles for Nortel Networks, including vice president positions in carrier support and operations, sales, marketing, customer care, and network operations. He began his career as a senior engineer for Southern Bell.

“I am thrilled to be joining the company at this time,” de Cárdenas said. “I look forward to working with Tony and the rest of the team as Syniverse builds on its excellent reputation among wireless operators to maintain its strong customer base in North America and continue to grow its business throughout all regions of the world.”

De Cárdenas earned his master’s of business administration degree from Nova Southeastern University and his bachelor’s degree in industrial and systems engineering from Florida International University. He is fluent in English and Spanish, and conversational in Portuguese.

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About Syniverse

Syniverse Technologies (NYSE:SVR) makes it possible for over 500 communications companies in more than 100 countries to address market changes and demands as they deliver everything from voice calls to sophisticated data and video services. By ensuring that disparate technologies and standards interoperate, Syniverse allows operators to provide seamless, interactive mobile services to their subscribers wherever and whenever they need them. Syniverse is headquartered in Tampa, Florida, U.S.A., and has offices in major cities around the globe. Syniverse is ISO 9001:2000 certified and TL 9000 approved, adhering to the principles of customer focus and quality improvement practices. More information is available at www.syniverse.com.

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Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com

Syniverse de Cárdenas 2

For more information

Investor relations

Jim Huseby, Syniverse Technologies

jim.huseby@syniverse.com

+1 (813) 637-5000

Media relations

Diane Rose, Syniverse Technologies

diane.rose@syniverse.com

+1 (813) 637-5077

Syniverse Technologies | 8125 Highwoods Palm Way, Tampa, FL USA 33647-1776 | 1.813.637.5000 | www.syniverse.com